AURELIO ACQUIRES MAJOR MINERAL PROPERTIES IN ARIZONA WITH A TOTAL OF 65 CLAIMS AND THREE STATE EXPLORATION PERMITS

LITTLETON, CO., April 27, 2007	Press Release #07-07

Aurelio Resource Corporation (AULO: OTCBB) is pleased to announce completion of a final mineral lease and option agreement with three individual owners of 65 “Gold Coin” mineral claims and three Arizona State Exploration Permits. These acquisitions were concluded through its wholly owned Arizona subsidiary, Bolsa Resources,Inc. This significantly expands Aurelio’s property ownership at its Hill Copper Project in Arizona and gives the company the ability to aggressively increase its resource base.

The 65 unpatented “Gold Coin” claims along with the three Exploration Permits form one continuous block of claims covering 1540 acres. These new properties are all located to the south and southeast of the MAN claims and host the possible continuation of our drill indicated copper and zinc resources. The group of claims contains multiple additional copper and zinc targets and three known gold prospects. The option agreement includes a down payment of $20,000 with additional staged payments spread over four years totaling $1.5 million. In addition, there is a royalty of 1% of production of base metals and 2.5% of precious metals.

Aurelio now controls a total of 32 patented claims, 96 unpatented claims and three State Exploration Permits. The total acreage is 2607 and stretches over 3.4 miles and is about 1 mile wide.

The company has an in-house calculated resource of 52.3 million tons @ 0.65% copper equivalent on the MAN claims and 8.4 million tons @ 0.65 % copper equivalent on the Courtland claims equaling a total of 790 million pounds of copper equivalent (copper and zinc).

ABOUT THE COMPANY

Aurelio Resource Corporation is a debt-free mineral exploration and development company focused on achieving mid-tier producer status.  The Company’s wholly-owned Hill Copper Project is located east of Tucson, AZ and contains several potentially open-pit mineable deposits containing significant amounts of copper, zinc, silver and gold.  Aurelio has also acquired the rights to explore and an option to purchase the Gavilanes gold porphyry deposit in Durango, Mexico.

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The Company’s common shares are traded on the OTC-BB exchange under the symbol “AULO”.

On Behalf of the Board of Directors, and Fred Warnaars, President & CEO.

Aurelio Resource Corporation

Contact:	Dr. Fred W. Warnaars	Diane Dudley
	President & CEO	Investor Relations
Phone: 303.795.3030
800.803.1371

303.945.7273 (direct)

For additional information, please visit our website (www.AurelioResources.com) and/or send an email to DianeD@AurelioResources.com

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include: that the Gold Coin claims host the possible continuation of our drill indicated copper and zinc resources; that our in-house calculations, of 52.3 million tons at 0.65% copper equivalent (i.e. copper and zinc) can be realized; that we will pay for the Gold Coin claims and three Arizona State Exploration Permits; that we can aggressively expand the Hill Copper Project resource base; and that our property contains several potentially open-pit mineable deposits containing significant amounts of copper, zinc, silver and gold.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that our estimates of mineral resources are inaccurate; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB filed with the Securities and Exchange Commission.

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